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BRANTLEY CAPITAL CORPORATION

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FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL CORPORATION MAILS LETTER TO STOCKHOLDERS

CLEVELAND, August 7, 2002 – Brantley Capital Corporation (Nasdaq: BBDC) today sent the following letter to stockholders:

Dear Fellow Brantley Stockholder,

     At Brantley’s September 17, 2002 Annual Meeting of Stockholders, you will be asked to elect two Directors and ratify the election of KPMG LLP as the Company’s independent public accountants.

     Your Board of Directors recommends that all stockholders vote FOR the Board’s director nominees on the WHITE proxy card today. Brantley Capital’s Board of Directors strongly believes that its two director nominees, James P. Oliver and Benjamin F. Bryan, are highly qualified to execute the Company’s strategy and business plan. Messrs. Oliver and Bryan have considerable experience with Brantley Capital and are fully committed to actively assisting Brantley Capital to ensure the Company’s long-term success.

BRANTLEY CAPITAL IS A STRONG COMPANY WITH A PROVEN TRACK RECORD

     With nearly $70 million of assets under management, Brantley Capital is a strong company that has successfully invested approximately $30 million in cash in 12 private companies since 1997. The companies in our portfolio had combined revenues of over $1.5 billion in 2001 and employ over 4,700 people. Many of these companies have exceeded our initial expectations and we believe they will continue to grow and create value for our stockholders. The management team has a track record of over 20 years of success at private equity investing. Our investments include:

•	Flight Options International, Inc., today the second largest company in the aviation fractional ownership industry.

•	Fitness Quest, Inc., a leading domestic marketer and distributor of a broad range of fitness and consumer products.

•	Prime Office Products, Inc., an office products marketing and distribution company focused on commercial customers with 20 to 200 seated employees.

The net asset value (NAV) of the investments in our portfolio has increased from $10.00 to $17.85, a 78% increase since the inception of the Company. In May of 2001, Brantley management committed publicly to achieving minimum compound annual growth in NAV of 15%, a target that management has met and intends to continue to meet by executing on its strategy.

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YOUR BOARD AND ITS DIRECTOR NOMINEES ARE FULLY COMMITTED TO
HELPING BRANTLEY EXECUTE ITS CLEAR STRATEGIC PLAN

     Brantley’s strategy to expand its mezzanine investment portfolio is based on what we believe to be a realistic and market-tested formula for enhancing value to the stockholders of business development companies (BDCs). Mezzanine investments typically generate cash dividends providing investors with a current return on their investment. Furthermore, because BDCs with a mezzanine emphasis historically trade at a premium to net asset value, we would expect Brantley’s expanded mezzanine focus to reduce the current discount between Brantley’s NAV and stock price. Our mezzanine strategy reflects eighteen months of thorough analysis and we believe that its implementation is in the best interests of all stockholders. Your Board and its director nominees are fully committed to actively assisting Brantley Capital to execute its strategic plan in order to ensure the Company’s long-term success.

     The interests of your Board and management team are directly aligned with those of all stockholders. No one is more interested in the performance of our Company and the enhancement of stockholder value than Brantley Capital’s Board and management – in fact, together, we directly own nearly 105,000 shares of Brantley common stock and 715,000 options to purchase common stock. Together, this represents an interest by your Board and management team of approximately 20% of Brantley’s fully diluted shares.

A LIQUIDATION OF BRANTLEY IS NOT A VIABLE OPTION

     As you may know, dissident stockholder Phil Goldstein has announced a proxy contest in opposition to your Board of Directors seeking support for his own hand-picked slate of nominees to pursue the liquidation of Brantley. As people familiar with BDCs well know, Mr. Goldstein’s proposal to prematurely liquidate our Company reflects a limited understanding of both Brantley and our industry. Mr. Goldstein has provided no substantive basis for his assumptions on value creation and we strongly believe that anyone who has an understanding of how a BDC operates will agree that liquidation is not a viable option. We believe such a short-sighted and self-serving suggestion would only harm the value of your investment in Brantley. Here’s why:

•	Putting a “For Sale” sign on the portfolio companies is detrimental to those companies and their various constituencies. Customers, suppliers and financing sources could easily lose confidence in a company forced into a sale mode, thereby reducing its value.

•	The uncertainty created by a premature decision to liquidate could also have an adverse impact on a portfolio company’s management and employees that would further diminish that company’s value.

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•	The flexibility to choose an appropriate exit strategy, including timing, is critical to Brantley’s ability to optimize the value of its investments. A premature sale of Brantley’s investments would likely cause Brantley to accept far lower proceeds than it could realize if those investments were held long enough for the Company to exit in an orderly fashion consistent with its long-term goal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
ALL STOCKHOLDERS SIGN, DATE AND RETURN THE WHITE PROXY CARD
TODAY TO VOTE FOR YOUR BOARD’S NOMINEES

     Your vote is extremely important – no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. We strongly encourage you – the true owners of Brantley – not to support the dissident nominees for Brantley’s Board of Directors. Please discard any proxy card and any other materials that may be sent to you by Mr. Goldstein.

     As always, we will keep you informed as events unfold in the coming weeks. In the meantime, you can best protect your investment by voting on the enclosed WHITE proxy card today.

Thank you for your continued support.

On behalf of your Board of Directors,

Sincerely,

Robert P. Pinkas

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the self-addressed, stamped envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by Mr. Goldstein. Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (866) 219-9662

FORWARD-LOOKING STATEMENTS
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation
Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
Tab Keplinger	Matthew Sherman
216-464-8400	212-355-4449

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